American Dairy Files Lawsuit Against Former Auditors

BEIJING, April 18, 2008 (PR Newswire) -- American Dairy, Inc. (NYSE Arca: ADY), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, announced today that it has filed a lawsuit against its former auditors Murrell, Hall, Mcintosh & Co, LLP (“MHM”) and Henny Wee & Co. (“HW”).

As previously reported, in the third quarter of 2007, American Dairy received a letter from the Division of Enforcement of the Securities and Exchange Commission (the “Commission”) indicating that the Commission is conducting an informal investigation and requesting that the Company produce certain documents and information. Substantially all of these requests related to the individuals and entities that provided accounting or certain advisory services to American Dairy, including MHM and HW. In performing its audits of the Company’s year end financial statements, MHM relied on the audit field work of HW, an affiliated firm in Hong Kong. The Company dismissed MHM as its independent registered public accountants in December of 2007.

The complaint, filed in United States District Court in the Western District of Oklahoma, alleges that MHM breached its duties of due care and professional competence by failing to perform its audits of American Dairy in accordance with professional standards of care, in that MHM improperly and negligently (i) accepted HW’s representation that it was independent and otherwise failed to make sufficient inquiries concerning HW’s independence, and (ii) permitted HW to perform such a significant and material part of the audit work such that MHM should have evaluated whether it could act as principal auditor and report on the Company’s financial statements.

The suit seeks to recover compensatory damages of no less than $10.0 million.

About American Dairy, Inc.
American Dairy, Inc. conducts operations in The People's Republic of China ("China") through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is one of the leading producers and distributors of branded, premium infant formula, milk powder and soybean, rice and walnut products in China. Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang. Http://www.americandairyinc.com or http://www.feihe.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties are set forth in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

CONTACT
In the U.S.:
Integrated Corporate Relations, Inc.
Ashley Ammon MacFarlane and Wei-Jung Yang
203-682-8200